DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A

Amended October 21, 2025

Funds

Q3 All-Season Tactical Advantage ETF
Westwood Salient Enhanced Midstream Income ETF
Westwood Salient Enhanced Energy Income ETF
Westwood LBRTY International Equity ETF
Westwood LBRTY Global Equity ETF
Westwood LBRTY Emerging Markets Equity ETF
Westwood Enhanced Alternative Income ETF
Westwood Enhanced Income Opportunity ETF
Westwood Enhanced Multi-Asset Income ETF

A-1